EXHIBIT 10.9D

Tercica Letterhead

10 September 2002

Mr. Timothy Lynch

1340 Lombard St.

Apt 1

San Francisco, CA 94109

Dear Tim:

Tercica is pleased to offer you a position with Tercica Medica, Inc. (the “Company”), as its Senior Vice President of Finance and Chief Financial Officer. If you decide to join us, you will receive an annual salary of $235,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also be entitled to participate in a Company bonus program, if any, applicable to the Company’s executive-level employees that may be established in the future. As an employee, you will also be eligible to receive certain employee benefits, as further detailed in Exhibit A. You should note that the Company reserves the right to modify job titles, salaries and benefits from time to time, as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 712,367 shares (which represents 1.75% of the total shares of the Company outstanding, on a fully diluted basis, including any outstanding options and warrants) of Common Stock at $0.10 per share. In addition, it will be recommended that you will have the right to early exercise of these shares, with the Company retaining a right of repurchase of unvested shares if you leave the Company. Twenty-five percent (25%) of the shares subject to the option shall vest 12 months after your date of employment, and the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

If the Company terminates your employment without Cause and not within 12 months of a Change of Control (as such terms are defined in the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement”)), then subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, no additional vesting of your Stock Options will continue beyond the date of termination, and you will have 90 days to exercise all those Options which have vested as of the date of termination. If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in the Agreement) within 12 months of a Change of Control, then subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested Option shares will be accelerated as of the date of termination, and you will have 90 days to exercise all those Options which have vested.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute to you.

As a condition of your employment, you are also required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Agreement.”) The Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Enclosed are two (2) copies of this Agreement, one for your records and one for you to execute and return to the Company. Please note that we must receive your signed Agreement before your first day of employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be not later than 1 November 2002, or such earlier date that is mutually acceptable to the Company and you. This letter, along with the Agreement and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 13 September 2002.

We look forward to your favorable reply and to working with you at Tercica Medica, Inc.

Sincerely,

/S/    JOHN A. SCARLETT

John A. Scarlett, MD

President and Chief Executive Officer

Agreed to and accepted:

Signature:    /S/    TIMOTHY P. LYNCH

Printed Name:    Timothy P. Lynch

Date:    9/9/02

Enclosures

Duplicate Original Letter

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

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